FILED EFFECTIVE

2004 FEB 10 PM 2:08
SECRETARY OF STATE
STATE OF IDAHO

ARTICLES OF AMENDMENT

SILVER CRYSTAL MINES, INC.

The undersigned, being a citizen of the United States of America and over the age of eighteen (18) years, for the purpose of amending the articles of incorporation under the Idaho Business Corporation Act, states the following:

ARTICLE I.

The name of this corporation is TIMBERLINE RESOURCES CORPORATION.

ARTICLE V.

ARTICLE IV is amended effective February 12, 2004, after giving effect to the reverse split as set forth in the SECOND below, as follows:

FIRST: Authorized capital will be increased to One Hundred Ten Million 110,000,000) shares of stock in the aggregate. These shares will be divided into two classes and designated as follows:

(a) One Hundred Million (100,000,000) shares of Common Stock, par value: $0.001 per share which is non-assessable.

(b) Ten Million (10,000,000) shares of Preferred Stock, par value: $0.01 per share which may be issued in various series. Any series of Preferred Shares may not be issued until a certificate of designation is filed with the Secretary of State detailing the designations, preferences, rights, or limitations, as applicable to a particular series.

SECOND: Effect a reverse split of its issued and outstanding capital stock on a One for Four (1:4) basis. The manner in which any exchange, reclassification, or cancellation of issued shares provided for in this Amendment will be implemented, as follows:

Following the effective date and time of the reverse split and affecting all issued and outstanding common shares as of February 12, 2004, one (1) share of common stock will be issued for each four (4) common shares previously issued and outstanding. Share certificates representing the pre-split denominations may be exchanged for share certificates representing the post-split denominations, at the election of shareholders, and in any case, new denomination certificates will be issued upon transfer in the ordinary course of business. Mandatory share certificate exchange is not required.

In the event, that the reverse split results in fractional shares, (1) all fractions one-half and higher will be rounded up to the next whole number and (2) all fractions below one-half will be rounded down to the next whole number.

The reverse stock split will be effective on February 12, 2004 at the hour of 5:00 o'clock p.m. PST. The provisions of the articles of incorporation of the Corporation regarding the number and par value of the changed shares will be deemed amended as provided in this certificate at the effective date and time of change. No other amendment to the articles of incorporation is required for the actions described in this certificate of amendment.

The shares will be non-assessable and will all be of the same class and

IDAHO SECRETARY OF STATE
02/10/2004 05:00
CK: 102 CT: 176435 BH: 726685
1 @ 30.00 = 30.00 AMEND PROF # 2
1 @ 20.00 = 20.00 EXPEDITE C # 3

C 39907

every share of this stock will be equal in all respects to every other share. The shares may be issued and sold from time to time by the corporation for such consideration and upon such terms as may, from time to time, be fixed by the Board of Directors without shareholder action. The Board of Directors of this corporation will have power and authority from time to time to authorize the sale of, and to sell for cash or otherwise, all or any portion of the unissued and, or of the treasury stock of this corporation without the stock, or any thereof, being first offered to the shareholders of this corporation.

This amendment was approved by the shareholders on February 2, 2004. The corporation had one class of common stock consisting of 17,007,719 shares issued and outstanding all of which were entitled to vote on the amendment. A quorum of 13,812,916 shares were represented at the shareholder meeting. A total of 13,812,916 shares voted for the amendment, -0- shares voted against and -0- shares abstained from voting. The voting was sufficient to approve the amendment.

DATED this 2nd day of February, 2004.

SILVER CRYSTAL MINES, INC.

By: Stephen Goss
Title: President